EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                Year Ended December 31,
                                             1999        1998        1997
                                           --------    --------    --------
                                                 (Thousands of Dollars)

Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes         $ 98,991    $185,350    $266,592
Amortization of capitalized interest          2,432       2,437       2,213
Interest expense                             27,225      26,502      21,432
Interest portion of rental expense            3,401       3,260       3,267

Earnings                                   $132,049    $217,549    $293,504
                                           ========    ========    ========

Interest                                    $30,877     $31,265     $23,608
Interest portion of rental expense            3,401       3,260       3,267
                                           --------    --------    --------
Fixed Charges                               $34,278     $34,525     $26,875
                                           ========    ========    ========

Ratio of Earnings to Fixed Charges             3.85        6.30       10.92
                                           ========    ========    ========